Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Carol Raeburn, Senior Director, Investor Relations, phone: 510/572-4450, e-mail:
carol.raeburn@lamresearch.com
Lam Research Corporation Announces Earnings for the Quarter Ended March 30, 2008
FREMONT, Calif., April 23, 2008 —Lam Research Corporation (NASDAQ: LRCX) highlights for the March 2008 quarter were:

(in thousands, except per share data and percentages)
• Revenue:		$613,810

• Operating Margin:	U.S. GAAP:	14.1%	Ongoing:	23.6%

• Net Income:	U.S. GAAP:	$103,524	Ongoing:	$109,827

• Diluted EPS:	U.S. GAAP:	$0.82	Ongoing:	$0.87
Lam Research Corporation today announced earnings for the quarter ended March 30, 2008. Revenue for the period was $613.8 million, gross margin was $287.2 million and net income was $103.5 million, or $0.82 per diluted share, compared to revenue of $610.3 million, gross margin of $307.7 million and net income of $115.1 million, or $0.91 per diluted share for the December 2007 quarter.
The earnings of the SEZ Group, after the March 11, 2008 acquisition date, have been consolidated into the March 2008 quarter results. The Company has decided to adopt an acceptance-based revenue recognition model for the SEZ Group, now known as the Spin Clean Division, which has the effect of deferring almost all of the post-acquisition March quarter Spin Clean Division revenues and the related cost of sales to a future period. Accordingly, Spin Clean Division revenues were limited to $1.7 million, and after operating expenses and an in-process research and development write-off related to the acquisition, the resulting U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) loss was $5.6 million after taxes.
The Company’s ongoing results for the March 2008 quarter exclude certain costs related to the recent acquisition of the SEZ Group, including the foreign currency gains associated with the acquisition and the one-time charge for in-process research and development expense. In addition, the Company’s ongoing results for the March 2008 and December 2007 quarters exclude the costs associated with its voluntary internal stock option review. Management uses the presentation of ongoing gross margin, ongoing operating income, ongoing net income, and ongoing diluted earnings per share to evaluate the Company’s operating and financial results. The Company believes the presentation of ongoing results is useful to investors for analyzing ongoing business trends and comparing performance to prior periods, and enhances the investor’s ability to view the Company’s results from management’s perspective. A table presenting a reconciliation of ongoing results to results under U.S. GAAP is included at the end of this press release and on the Company’s web site.
Ongoing net income was $109.8 million, or $0.87 per diluted share in the March 2008 quarter compared to ongoing net income of $118.9 million, or $0.94 per diluted share, for the December 2007 quarter. Ongoing gross margin for the March 2008 quarter slightly exceeded the Company’s expectations and was $293.6 million or 47.8% compared to ongoing gross margin of $307.7 million, or 50.4%, for the December 2007 quarter. The majority of the sequential decline was due to unfavorable customer and product mix. Ongoing operating expenses of $148.9 million for the March 2008 quarter were higher than the December 2007 quarter of $140.0 million, primarily due to the inclusion of the Spin Clean Division operating expenses and to a lesser extent higher employee compensation costs at the Company.
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Lam Announces Earnings for the March 2008 Quarter	Page 2 of 6
The geographic distribution of shipments and revenue during the March 2008 quarter is shown in the following table:

Region	Shipments	Revenue
North America	15%	18%
Europe	7%	8%
Japan	17%	17%
Korea	28%	20%
Asia Pacific	33%	37%
Cash and cash equivalents, short-term investments and restricted cash and investments balances were $1.0 billion at the end of the March 2008 quarter, including approximately $0.2 billion attributed to the Spin Clean Division. Deferred revenue and deferred profit balances were $270.1 million and $162.1 million, respectively. At the end of the March 2008 period, the anticipated future revenue value of orders shipped to Japanese customers that is not recorded as deferred revenue was approximately $43 million.
“Lam’s March quarter performance met or slightly exceeded our expectations for shipments, revenues, gross margins and operating income. The headwind of the current economic environment creates challenges for us and many other semiconductor equipment manufacturers in the upcoming quarters, but we believe that our intense focus on creating yield enabling solutions in etch and clean coupled with our investment in long-term new market opportunities, has Lam Research well positioned to resume a strong growth trajectory when our customers recommence increased wafer fabrication equipment spending,” said Steve Newberry, Lam Research’s president and chief executive officer.
“Our acquisition of the SEZ Group is a significant milestone on our path to become a multi-market, $4+ billion dollar revenue company targeted for calendar year 2010. I am encouraged by the enthusiasm of the Clean Group employees in their initial collaboration efforts, particularly at the customer interface, where we now offer the broadest set of single-wafer wet clean solutions. Our partnership in R&D, where the sharing of process and hardware knowledge offers exciting opportunities, is already extremely active. Taken together, these elements reinforce our belief in the strategic merit of the acquisition. I want to convey appreciation to all employees for their continued hard work in facilitating the next leg of growth for Lam Research,” Newberry concluded.
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Lam Announces Earnings for the March 2008 Quarter	Page 3 of 6
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the challenges we will face in the current economic environment, our focus on creating yield enabling solutions for our customers, our continued commitment to investing in long-term opportunities, the value of the acquisition of the SEZ Group, our progress toward a multi-market, $4+ billion revenue company, the opportunities presented by the acquisition of SEZ, our belief in the strategic value of the SEZ acquisition, the Company’s continuation on its growth trajectory, the resumption by customers of increased wafer fabrication equipment spending, the future revenue value of orders shipped to Japanese customers, and our ability to successfully integrate the SEZ Spin Clean Division. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and the efficacy of our plans for reacting to those changes, changing customer demands, success of our competitors’ strategies including their development of new technologies, and the technical challenges presented by our new products. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 24, 2007, and Form 10-Q for the quarter ended December 23, 2007, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select Market SM under the symbol LRCX. Lam is a NASDAQ-100 ® company. The Company’s World Wide Web address is http://www.lamresearch.com.
Consolidated Financial Tables Follow
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Lam Announces Earnings for the March 2008 Quarter	Page 4 of 6
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 30,	December 23,	March 25,	March 30,	March 25,
	2008	2007	2007	2008	2007
Total revenue	$613,810	$610,320	$650,270	$1,908,751	$1,888,057
Cost of goods sold	320,201	302,659	324,025	963,594	925,732
Cost of goods sold - 409A expense	6,401	—	—	6,401	—

Total costs of goods sold	326,602	302,659	324,025	969,995	925,732

Gross margin	287,208	307,661	326,245	938,756	962,325
Gross margin as a percent of revenue	46.8%	50.4%	50.2%	49.2%	51.0%
Research and development	80,576	80,243	75,064	237,107	205,747
Selling, general and administrative	74,491	66,084	62,208	210,288	178,267
409A expense	43,784	—	—	43,784	—
In-process research and development	2,074	—	—	2,074	—

Total operating expenses	200,925	146,327	137,272	493,253	384,014

Operating income	86,283	161,334	188,973	445,503	578,311
Operating margin as a percent of revenue	14.1%	26.4%	29.1%	23.3%	30.6%
Other income (expense), net	49,605	(37)	14,751	57,201	58,191

Income before income taxes	135,888	161,297	203,724	502,704	636,502
Income tax expense	32,364	46,238	38,983	135,533	120,917

Net income	$103,524	$115,059	$164,741	$367,171	$515,585

Net income per share:
Basic net income per share	$0.83	$0.92	$1.17	$2.95	$3.64

Diluted net income per share	$0.82	$0.91	$1.15	$2.90	$3.57

Number of shares used in per share calculations:
Basic	124,768	124,685	140,423	124,509	141,516

Diluted	126,549	126,653	143,052	126,531	144,378

Lam Announces Earnings for the March 2008 Quarter	Page 5 of 6
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 30,	June 24,
	2008	2007
	(unaudited)	(1)
ASSETS
Cash and cash equivalents	$552,353	$573,967
Short-term investments	290,542	96,724
Accounts receivable, net	599,719	410,013
Inventories	305,802	235,431
Other current assets	142,267	100,226

Total current assets	1,890,683	1,416,361
Property and equipment, net	231,748	113,725
Restricted cash and investments	169,841	360,038
Deferred income taxes	35,164	27,414
Goodwill	264,092	59,741
Intangible assets, net	127,817	70,909
Other assets	74,919	53,417

Total assets	$2,794,264	$2,101,605

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$712,542	$672,798

Long-term debt	$277,950	$250,000
Income taxes payable	85,501	—
Other long-term liabilities	44,940	2,487
Minority interests	9,274	—
Stockholders’ equity	1,664,057	1,176,320

Total liabilities and stockholders’ equity	$2,794,264	$2,101,605

1	Derived from audited financial statements

Lam Announces Earnings for the March 2008 Quarter	Page 6 of 6
Reconciliation of U.S. GAAP Net Income to Ongoing Net Income
(in thousands, except per share data and percentages)

	Three Months Ended	Three Months Ended
	March 30,	December 23,
	2008	2007
U.S. GAAP net income	$103,524	$115,059
Pre-tax expense incurred to satisfy 409A liabilities — cost of goods sold	6,401	—
Pre-tax expense incurred to satisfy 409A liabilities — operating expenses	43,784	—
Pre-tax legal and accounting expenses incurred as a result of the voluntary internal stock option review — operating expenses	6,190	6,361
In-process research and development for SEZ acquisition — operating expenses	2,074	—
Pre-tax foreign exchange gain associated with the acquisition of SEZ shares — other income (expense), net	(49,285)	—
Net tax benefit on ongoing items	(2,861)	(2,567)

Ongoing net income	$109,827	$118,853

Ongoing net income per diluted share	$0.87	$0.94

Number of shares used for diluted per share calculation	126,549	126,653
U.S. GAAP income tax rate	23.8%	28.7%
Ongoing income tax rate	24.3%	29.1%
Reconciliation of U.S. GAAP Gross Margin, Operating Expenses and Operating Income to Ongoing Gross Margin,
Operating Expenses and Operating Income
(in thousands, except percentages)

	Three Months Ended	Three Months Ended
	March 30,	December 23,
	2008	2007
U.S. GAAP gross margin	$287,208	$307,661
Pre-tax expense incurred to satisfy 409A liabilities — cost of goods sold	6,401	—

Ongoing gross margin	$293,609	$307,661

U.S. GAAP gross margin as a percent of revenue	46.8%	50.4%
Ongoing gross margin as a percent of revenue	47.8%	50.4%
U.S. GAAP operating expenses	$200,925	$146,327
Pre-tax expense incurred to satisfy 409A liabilities — operating expenses	(43,784)	—
Pre-tax legal and accounting expenses incurred as a result of the voluntary internal stock option review — operating expenses	(6,190)	(6,361)
In-process research and development for SEZ acquisition	(2,074)	—

Ongoing operating expenses	$148,877	$139,966

Ongoing operating income	$144,732	$167,695

Ongoing operating income as a percent of revenue	23.6%	27.5%